Exhibit 10.10

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of this    day of July, 2016 (the “Effective Date”), by and between 55 Cambridge Parkway, LLC, a Delaware limited liability company (the “Landlord”), having an address do Invesco Real Estate, 1166 Avenue of the Americas, New York, New York 10036, as landlord, and CarGurus, Inc., a Delaware corporation (the “Tenant”) having an address of 2 Canal Park Cambridge, MA 02141, as tenant.

WHEREAS, Landlord and Tenant are landlord and tenant, respectively, under an Office Lease Agreement dated as of March 11, 2016 for certain premises consisting of approximately 30,534 rentable square feet of space (the “Original Premises”) on the fifth (5th) floor of the West Wing (i.e., 15,267 rentable square feet) of the building (the “Building”) at 55 Cambridge Parkway, Cambridge, Massachusetts and on the sixth (6th) floor of the West Wing (i.e., 15,267 rentable square feet) of the Building, all as described therein (the “Lease”).

WHEREAS, Tenant has exercised its right of first offer to lease the “5th Floor East Wing Space” described in Section 2(a) of Exhibit J to the Lease.

WHEREAS, the parties desire to (i) memorialize Tenant’s leasing of the 5th Floor East Wing Space pursuant to Section 2 (a)(iii) of Exhibit J to the Lease, and (ii) amend the Lease in certain other respects, all as hereinafter set forth.  Capitalized terms not defined herein shall have the same meanings ascribed to them in the Lease.

WITNESSETH

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Inclusion of Fifth Floor East Wing Premises Under Lease.  Effective as of the “Fifth Floor East Wing Premises Commencement Date” (as hereinafter defined), there shall be added to the Premises under the Lease the space shown on Schedule 1 hereto, which space consists of approximately 21,389 rentable square feet of floor area on the fifth (5th) floor of the East Wing of the Building (the “Fifth Floor East Wing Premises”).  In addition to the Fifth Floor East Wing Premises, subject to the below provisions of this Section 1, Tenant shall have the exclusive use of the fifth (5th) floor lobby as shown on Exhibit A as the “Fifth Floor Lobby” and located between the “Fifth Floor West Wing Premises” (as such term is defined herein) and the Fifth Floor East Wing Premises (the “Fifth Floor Lobby”).  Subject to (A) Landlord’s approval rights as provided in the Lease, (B) Tenant’s compliance (at Tenant’s sole cost and expense) with respect to all applicable codes, (C) Tenant’s procurement, at Tenant’s sole cost and expense, for all permits and approvals therefor, and (D) Landlord and its property manager, maintenance, engineering staff and contractors maintaining access to the Fifth Floor Lobby at all times for inspections and maintenance and repair obligations under the Lease, Tenant’s exclusive rights to use the Fifth Floor Lobby shall include: (i) the right to design and make improvements, at Tenant’s expense, to the Fifth Floor Lobby, (ii) the right, at Tenant’s expense, to adjust elevator controls to create a lock-out system for the fifth (5th) floor and (iii) the right, at Tenant’s expense, to adjust stairway egress controls to create a lock-out system for the fifth (5th) floor.

Tenant’s exclusive use of the Fifth Floor Lobby shall be subject to all terms and provisions of the Lease, except (I) Tenant shall not be obligated to pay Base Rent for the Fifth Floor Lobby and (II) Tenant’s Proportionate Share for the Fifth Floor East Wing Premises (as described in Section 4(0 of this Amendment) shall not be impacted by Tenant’s exclusive use of the Fifth Floor Lobby.  Notwithstanding the above, if at any time Tenant shall not be leasing the entirety of the Fifth Floor East Wing Premises or the entirety of the Fifth Floor West Wing Premises, (i) Tenant shall perform, at Tenant’s sole cost and expense, all necessary Building standard improvements and alterations required by Landlord to cause the Fifth Floor Lobby to be returned to a multi-tenant lobby; and (ii) Tenant shall no longer have the exclusive right to use the Fifth Floor Lobby.

Notwithstanding any provisions of the Lease to the contrary, the Original Term of the Lease for the Fifth Floor East Wing Premises shall be the period commencing on February 1, 2017 (the “Fifth Floor East Wing Premises Commencement Date”) (unless delayed under Paragraph 2 of this First Amendment) and ending on January 31, 2024 at 5:00 pm local time (the “Fifth Floor East Wing Premises Original Term”).

Except as otherwise provided herein and except to the extent inconsistent herewith, all terms and provisions of the Lease shall be applicable to Tenant’s leasing of the Fifth Floor East Wing Premises, except that (i) there shall be no free rent or abated rent period for the Fifth Floor East Wing Premises, (ii) Exhibit E of the Lease shall not be applicable to Tenant’s leasing of the Fifth Floor East Wing Premises, and (iii) Section 1 (Extension Option) of Exhibit J of the Lease shall be applicable to Tenant’s leasing of the Fifth Floor East Wing Premises to the extent provided herein.  In the event Tenant shall exercise its rights for an Extension Option under Section 1 of Exhibit J for the Original Premises then, at Tenant’s further option the exercise may either include or exclude the Fifth Floor East Wing Premises, and in the event Tenant shall include the Fifth Floor East Wing Premises in the exercise of its Extension Option then (A) the term of the Lease for the Fifth Floor East Wing Premises shall be extended so as to be co-terminus with the Extension Term as provided in Exhibit J of the Lease, (B) the Extension Term for all the Premises shall be on all the terms and conditions provided in Exhibit J to the Lease, except that, for the period from the beginning of the Extension Term until January 31, 2024, the Rent with respect to the Fifth Floor East Wing Premises shall be as provided in this First Amendment, and (C) Exhibit D shall not be applicable to the Fifth Floor East Wing Premises.

2.                                      Delivery Condition For Fifth Floor East Wine Premises; Landlord’s Allowance For Fifth Floor East Wing Premises.  Except for the work described in Exhibit B hereto (the “Fifth Floor East Wing Premises Shell Condition Work”), Tenant hereby acknowledges and agrees that it shall accept the Fifth Floor East Wing Premises in their “AS-IS” condition as of the date of this Amendment, and Landlord shall have no obligation to perform any work therein (including, without limitation, the construction of any tenant finish-work or other improvements therein), and Landlord shall not be obligated to reimburse Tenant or provide an allowance for any costs related to the demolition or construction of improvements therein other than the Landlord’s Fifth Floor East Wing Premises Allowance and the Landlord’s Fifth Floor East Wing Premises Space Planning Allowance (as such terms are defined in Exhibit C hereto) pursuant to the terms and provisions of Exhibit C hereto.  Landlord shall use reasonable efforts to substantially complete the Fifth Floor East Wing Premises Shell Condition Work on or before September 30, 2016 (the “Fifth Floor East Wing Premises Estimated Delivery Date”).

If Landlord is unable to tender possession of the Fifth Floor East Wing Premises in such condition to Tenant by the Fifth Floor East Wing Premises Estimated Delivery Date, then: (a) the validity of this Lease shall not be affected or impaired thereby; (b) Landlord shall not be in default hereunder or be liable for damages therefor; (c) Tenant shall accept possession of the Fifth Floor East Wing Premises when Landlord tenders possession thereof to Tenant and (d) the Fifth Floor East Wing Premises Commencement Date and the Fifth Floor East Wing Premises Rent Commencement Date shall be extended day for day for each day after the Fifth Floor East Wing Premises Estimated Delivery Date that Landlord fails to deliver the Fifth Floor East Wing Premises to Tenant in the condition required herein.  By occupying the Fifth Floor East Wing Premises, Tenant shall be deemed to have accepted the Fifth Floor East Wing Premises in their condition as of the date of such occupancy except as to items noted by Tenant within fifteen (15) days after taking such occupancy.  Prior to occupying the Fifth Floor East Wing Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit G to the Lease confirming: (1) the Commencement Date for the Fifth Floor East Wing Premises and the expiration date of the Fifth Floor East Wing Premises Original Term; (2) that Tenant has accepted the Fifth Floor East Wing Premises; and (3) that subject to Tenant’s right to note deficiencies within fifteen (15) days after taking such occupancy, Landlord has performed all of its obligations with respect to the Fifth Floor East Wing Premises; however, the failure of the parties to execute such letter shall not defer the Commencement Date for the Fifth Floor East Wing Premises or otherwise invalidate this Amendment, and provided further that, upon Tenant’s request, at the time of execution of such letter Landlord shall deliver to Tenant an executed Notice of Lease amending the Notice of Lease recorded with Middlesex County (Southern District) Registry of Deeds in Book 67192 Page 262.  Tenant’s failure to execute such document within ten (10) days of receipt thereof from Landlord shall be an Event of Default (as defined in Section 17 of the Lease) under the Lease if such execution is warranted by the facts and shall be deemed to constitute Tenant’s agreement to the contents of such document.  Occupancy of the Fifth Floor East Wing Premises prior to the Fifth Floor East Wing Premises Commencement Date shall be subject to all of the provisions of the Lease (as amended hereby), excepting only those requiring the payment of Rent.

3.                                      Base Years For Fifth Floor East Wing Expansion Premises.  Notwithstanding anything to the contrary contained in the Lease, the Base Year for Operating Costs for the Fifth Floor East Wing Premises shall be calendar year 2017, and the Tax Base Year for the Fifth Floor East Wing Premises shall be the period of July 1, 2017 through June 30, 2018.  The Base Years for the Original Premises shall remain as set forth in the Lease.

4.                                      Amendments to the Lease.

a.                                      Premises.                                              As of the Fifth Floor East Wing Premises Commencement Date, the first sentence of the definition of “Premises” in the Basic Lease Information Section of the Lease shall be amended in its entirety to read as follows:

“Premises:                                       Approximately 51,923 rentable square feet, consisting of (i) approximately 15,267 rentable square feet of space on the fifth (5th) floor of the West Wing of the Building (the “Fifth Floor West Wing Premises”), (ii) approximately

21,389 rentable square feet of space on the fifth (5th) floor of the East Wing of the Building (the “Fifth Floor East Wing Premises”), and (iii) approximately 15,267 rentable square feet of space on the sixth (6th) floor of the West Wing of the Building (the “Sixth Floor West Wing Premises”).  The Premises are located in the building commonly known as 55 Cambridge Parkway (the “Building”), having a street address of 55 Cambridge Parkway, Cambridge, MA.  The Premises are outlined on the plan attached to the Lease as Exhibit A.  The land on which the Building is located (the “Land”) is described on Exhibit B.  The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operation thereof, including without limitation the Common Areas (as defined in Section 7(c)).”

b.                                      Original Term.  As of the Effective Date, the definition of “Original Term” in the Basic Lease Information Section of the Lease is amended in its entirety to read as follows:

“Original Term:            (a)  Fifth Floor West Wing Premises and Sixth Floor West Wing Premises.  April 23, 2016 until 5:00 pm local time on November 30, 2022.

(b)  Fifth Floor East Wing Premises: The period beginning on the Fifth Floor East Wing Premises Commencement Date and ending at 5:00 pm local time on January 31, 2024.”

c.                                       Base Rent Commencement Date.  As of the Effective Date, the definition of “Base Rent Commencement Date” in the Basic Lease Information Section of the Lease shall be amended in its entirety to read as follows:

Sixth Floor West Wing Premises: September 1, 2016 (the “Sixth Floor West Wing Premises Rent Commencement Date”)

Fifth Floor West Wing Premises: November 1, 2016 (the “Fifth Floor West Wing Premises Rent Commencement Date”)

Fifth Floor East Wing Premises: The Fifth Floor East Wing Premises Commencement Date (the “Fifth Floor East Wing Premises Rent Commencement Date”).

d.                                      Base Rent.  As of the Effective Date, the definition of “Base Rent” in the Basic Lease Information Section of the Lease shall be amended by adding the following new section at the end thereof:

“Base Rent for Fifth Floor East Wing Premises only:

(i)                                     For the period commencing on Fifth Floor East Wing Premises Rent Commencement Date and ending on January 31, 2018: $1,561,397.00 per annum ($130,116.41 per month);

(ii)                                  For the period commencing on February 1, 2018 and ending on January 31, 2019: $1,582,786.00 per annum ($131,898.83 per month);

(iii)                               For the period commencing on February 1, 2019 and ending on January 31, 2020: $1,604,175.00 per annum ($133,681.25 per month);

(iv)                              For the period commencing on February 1, 2020 and ending on January 31, 2021: $1,625,564.00 per annum ($135,463.66 per month);

(v)                                 For the period commencing on February 1, 2021 and ending on January 31, 2022: $1,646,953.00 per annum ($137,246.08 per month);

(vi)                              For the period commencing on February 1, 2022 and ending on January 31, 2023: $1,668,342.00 per annum ($139,028.50 per month);

(vii)                           For the period commencing on February 1, 2023 and ending on January 31, 2024: $1,689,731.00 per annum ($140,810.91 per month); and

(viii)                        Extension Terms For Fifth Floor East Wing Premises (if duly exercised): See Exhibit D of First Amendment To Lease.”

e.                                       Security Deposit.  As of the Effective Date, the definition of “Security Deposit” in the Basic Lease Information Section of the Lease shall be amended to read as follows:

“$1,044,455.00 in the form of a Letter of Credit, subject to reduction in accordance with Section 6.”

Tenant shall deposit with Landlord on the Effective Date either (I) an amendment to the existing Letter of Credit increasing the amount to

$1,044,455.00 or (ii) a new Letter of Credit (meeting the standards of Section 6 of the Lease) in such $1,044,455.00 amount.

f.                                        Tenant’s Proportionate Share.  As of the Fifth Floor East Wing Premises Commencement Date, the definition of “Tenant’s Proportionate Share” in the Basic Lease Information Section of the Lease shall be amended by adding the following new section at the end thereof.

“Tenant’s

Proportionate

Share For Fifth Floor

East Wing Premises:  7.8%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Fifth Floor East Wing Premises as stated above by (b) the rentable square feet in the Building at the time a respective charge was incurred, which at the time of execution of that certain First Amendment of Lease between Landlord and Tenant is 274,235 rentable square feet.”

g.                                       Exhibit A.  As of the Fifth Floor East Wing Premises Commencement Date, Exhibit A to the Lease shall be deleted in its entirety and replaced with Exhibit A attached hereto.

h.                                      Parking.  As of the Fifth Floor East Wing Premises Commencement Date, Exhibit I of the Lease is hereby amended by deleting the words “forty-three (43) parking spaces” and by substituting the words “seventy-two (72) parking spaces” therefor.  Notwithstanding such increase in the number of parking spaces, on or before the date that is sixty (60) days after the Effective Date of this Amendment, Tenant shall notify Landlord in writing (the “Parking Space Election Notice”) of the actual number of parking spaces (i.e., up to seventy-two [72]) that Tenant desires to use effective as of the Fifth Floor East Wing Premises Commencement Date.  From and after the Fifth Floor East Wing Premises Commencement Date, Tenant shall be obligated to pay Landlord the Parking Charges for, and Tenant shall only have the right to use, such number of parking spaces elected by Tenant in the Parking Space Election Notice (or, in the absence of such timely election, for all 72 spaces), regardless of whether Tenant or any invitees, employees or contractors actually use all or any of such spaces.  Notwithstanding the above, commencing with the date of Tenant’s occupancy of any portion of the Original Premises until the day before the Fifth Floor East Wing Premises Commencement Date, Tenant shall pay Landlord the Parking Charges for forty-three (43) parking spaces, regardless of whether Tenant or any other invitees, employees or contractors actually use all or any of such spaces.

i.                                          Right of First Offer - 7th Floor West.  Exhibit J paragraph 2 (c) is amended to provide that only in the event Landlord shall give Tenant the 7th Floor West Wing ROFO Offer Notice on or before January 31, 2017 then the 7th

Floor West Wing ROFO Offer Space Offered Terms will include (i) that the term of the lease for the 7th Floor West Wing Offer Space will be from its commencement date until January 31, 2024 and (ii) that the Tenant shall have with respect to the 7th Floor West Wing Offer Space the same extension right as is provided in Exhibit D hereto.

5.                                      Amendment to Section 6 of Lease.  Effective as of the Effective Date, Section 6 of the Lease is hereby amended by deleting the last paragraph thereof and by substituting therefor the following three paragraphs:

Provided that Tenant (i) has not been in default of any of its monetary or material non-monetary obligations under this Lease in the twelve (12) months prior to the applicable Reduction Date, as hereafter defined, and (ii) has not been in default under this Lease beyond applicable notice and cure periods at any time during the Term (collectively, “Reduction Conditions”), the Letter of Credit may be reduced as set forth below on the Reduction Date.  As used herein, “Reduction Date” shall be the first day of the month following the end of the first full calendar year in the Term in which Tenant’s total annual revenue from Tenant’s sales equals or exceeds One Hundred Fifty Million and 00/100 dollars ($150,000,000.00) for such calendar year, as evidenced by Tenant’s written financial statements prepared in accordance with GAAP, as certified by Tenant’s chief financial officer and held in confidence by Landlord in the same manner as provided for financial statements in Section 26(q).  Provided that the Reduction Conditions are met on the Reduction Date, the Letter of Credit shall be reduced by $261,113.75 effective as of the Reduction Date, thereby leaving a remaining balance of $783,341.25 (the “Reduced Amount”).  Tenant shall request such reduction in a written notice to Landlord within sixty (60) days after the applicable Reduction Date, and if the Reduction Conditions have been met, Landlord shall notify Tenant, whereupon Tenant shall provide Landlord with a Substitute Letter of Credit in the Reduced Amount (in which event Landlord shall forthwith return the previously held Letter of Credit, or an amendment to the Letter of Credit reducing it to the Reduced Amount.

As used herein, “Secondary Reduction Date” shall be the first day of the month following the end of the first calendar year in the Term in which Tenant’s total annual revenue from Tenant’s sales equals or exceeds Two Hundred Fifty Million and --/100 dollars ($250,000,000.00) for such calendar year, as evidenced by Tenant’s written financial statements prepared in accordance with GAAP, as certified by Tenant’s chief financial officer and held in confidence by Landlord in the same manner as provided for financial statements in Section 26(q).  Provided the Reduction Conditions are met on the Secondary Reduction Date the Letter of Credit shall be reduced by an additional $261,113.75 effective as of the Secondary Reduction Date leaving a remaining balance of $522,227.50 (the “Secondary Reduced Amount”).  Tenant shall request such reduction in a written notice to Landlord within sixty (60) days after the applicable Reduction Date, and if the Reduction Conditions have been met, Landlord shall notify Tenant, whereupon Tenant shall provide Landlord with a Substitute Letter of Credit in the Reduced Amount (in which event Landlord shall forthwith return the previously held Letter of Credit, or an amendment to the Letter of Credit reducing it to the Reduced Amount.

At such time as the term of the Lease for the Original Premises shall have ended but the term of the Lease for the Fifth Floor East Wing Premises (and, if applicable the Seventh Floor

West Wing Premises and/or the Sixth Floor East Wing Premises) shall remain in effect, then, if the Reduction Conditions have been met, the Security Deposit and the letter of credit securing the Security Deposit shall be further reduced to be in the aggregate amount equal to the sum of $251,300.50 plus any amount of Security Deposit made in connection with the Sixth Floor East Wing Premises or the Seventh Floor West Wing Premises.

6.                                      Broker.  Landlord and Tenant hereby represent and warrant to each other that, other than CBRE and Lincoln Property Company (the “Brokers”), neither has dealt with any real estate broker or agent in connection with the procurement of this Amendment.  Other than the Brokers, whose commissions shall be payable by Landlord pursuant to a separate agreement, Tenant shall indemnify and hold Landlord harmless from any costs, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent in connection with the procurement of this Amendment because of any act or statement by Tenant.

7.                                      Ratification of Lease Provisions; Estoppel.  Except as otherwise expressly amended, modified and provided for in this Amendment, Landlord and Tenant hereby ratify all of the provisions, covenants and conditions of the Lease, and such provisions, covenants and conditions shall be deemed to be incorporated herein and made a part hereof and shall continue in full force and effect.  Landlord and Tenant each acknowledge that, to each party’s knowledge (but without investigation or inquiry), as of the date hereof the other is not in any material default under the terms of the Lease.

8.                                      Entire Amendment.  This Amendment contains all the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter.

9.                                      Binding Amendment.  This Amendment shall be binding upon, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

10.                               Amendment to Notice of Lease.  Upon request by Tenant, Landlord shall execute an amendment to the Notice of Lease that references the Lease and that was previously recorded with the Middlesex South District Registry of Deeds, which amendment shall reflect Tenant’s leasing of Fifth Floor East Wing Premises.

11.                               Governing Law.  This Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles.

12.                               Authority; Landlord’s Representation Regarding Mortgages And Primary Leases.  Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.  Landlord represents and warrants that, as of the Effective Date, there are no Mortgages or Primary Leases encumbering the Building.

13.                               No Reservation.  Submission of this Amendment for examination or signature is without prejudice and does not constitute a reservation, option or offer, and this Amendment shall not be effective until execution and delivery by each of the parties hereto.

14.                               Counterparts.  This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  An electronic mail or facsimile version of an executed original of this Amendment shall be deemed an original, and each of the parties hereto intends to be bound by an electronic mail or facsimile version of a fully-executed original hereof or of an electronic mail or facsimile version of executed counterpart originals hereof.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED under seal as of the date first above written.

LANDLORD:

55 CAMBRIDGE PARKWAY, LLC,
a Delaware limited liability company

By:	Invesco ICRE Massachusetts REIT
Holdings, LLC, Its sole member

By:
Name:
Title:

TENANT:

CARGURUS, INC.,
a Delaware corporation

By:	/s/ E. Langley Steinert
Name: Langley Steinert
Title CEO

SCHEDULE 1

PLAN OF FIFTH FLOOR EAST WING PREMISES AND
FIFTH FLOOR LOBBY

Schedule 1 is intended only to show the general outline of the Fifth Floor East Wing Premises and the Fifth Floor Lobby as of the beginning on the Fifth Floor East Wing Premises Commencement Date.  The depiction of interior windows, cubicles, modules, furniture and equipment in this Exhibit is for illustrative purposes only, but does not mean that such items exist.  Landlord is not required to provide, install or construct any such items.  It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations.  It is not to be scaled; any measurements or distances shown should be taken as approximate.  The inclusion of elevators, stairways electrical and mechanical closets, and other similar facilities for the benefit of occupants of the Building does not mean such items are part of the Fifth Floor East Wing Premises or the Fifth Floor Lobby.

EXHIBIT A

OUTLINE OF PREMISES AND FIFTH FLOOR LOBBY

Exhibit A is intended only to show the general outline of the Premises and the Fifth Floor Lobby as of the Fifth Floor East Wing Premises Commencement Date.  The depiction of interior windows, cubicles, modules, furniture and equipment in this Exhibit is for illustrative purposes only, but does not mean that such items exist.  Landlord is not required to provide, install or construct any such items.  It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations.  It is not to be scaled; any measurements or distances shown should be taken as approximate.  The inclusion of elevators, stairways electrical and mechanical closets, and other similar facilities for the benefit of occupants of the Building does not mean such items are part of the Premises or the Fifth Floor Lobby.

B-1

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SHELL CONDITION WORK FOR FIFTH FLOOR EAST WING PREMISES

DEMOLITION SCOPE FOR FIFTH FLOOR EAST WING PREMISES 155 CAMBRIDGE
PARKWAY

ARCHITECTURAL

Remove and discard:

•                  Partitions and other non-structural buildouts, including false columns, UON, all doors and hardware Tenant reserves the right to identify some or all of the doors for salvage and reuse.  LL shall remove and store identified doors on site

•                  Existing communicating stair - Tenant intends to reuse communicating stair.  Landlord is to remove all stair finishes, railings, tread and riser finishes.  Steel structure and gyp board below stair to remain.

•                  All hung ceilings, including acoustic and GWB soffits

•                  All millwork, including pantry

•                  All finish flooring materials and substrates; take down to concrete slab (including restroom tile); remove all remaining adhesives.  Existing concrete slab is to be structurally sound.  Slab surface is to be delivered as is.

•                  All wall base, including at perimeter

•                  All toilet room steel partitions and accessories

•                  All loose furnishings and office system furniture

Retain in place:

•                  Perimeter GWB laminations

•                  Restroom GWB partitions and entrance doors

•                  Restroom plumbing (new fixtures will be installed at existing plumbing locations)

•                  All column enclosures, enclosing building structural steel columns, shall remain

MECHANICAL, ELECTRICAL, PLUMBING, FIRE PROTECTION

Remove and discard:

•                  All ductwork and associated diffusers/registers and controls and VAV’s.  Existing HVAC duct trunk line is to remain for reuse by the tenant.  LL is to remove all insulation from remaining trunk line.  Tenant’s Engineer is to provide a sketch identifying the components to remain in place.

•                  All light fixtures

•                  All conduit, BX/Greenfield, and associated wiring with the exception of the perimeter

•                  All low voltage cabling and devices, including security wiring

•                  Pantry plumbing; remove back to riser

•                  All restroom plumbing fixtures and fittings

•                  All existing floor power boxes and stub ups (cores to be filled by Landlord)

Retain in place:

•                  Existing electrical panels

3

•                  Sprinkler mains, all branch piping is to remain.  Landlord is to provide 100% sprinkler coverage per NFPA, w/ the sprinkler heads “turned up” at the completion of demolition and time of possession for the tenant.)

•                  Restroom plumbing

•                  Existing air handlers and all other equipment in mechanical room

•                  Existing HVAC duct trunk line is to remain for reuse by Tenant.  Landlord is to remove all insulation from remaining trunk line.  Tenant’s Engineer is to provide a sketch identifying the components to remain in place.

All fire alarm conduit, wiring, devices, and components are to remain for reuse by Tenant.

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EXHIBIT C

TENANT IMPROVEMENTS: LANDLORD’S FIFTH FLOOR EAST WING PREMISES
ALLOWANCE

This Exhibit C forms a part of that certain First Amendment To Lease (the “Amendment”) by and between 55 Cambridge Parkway, LLC, a Delaware limited liability company (“Landlord”), and CarGurus, Inc., a Massachusetts corporation (“Tenant”), to which this Exhibit is attached.  If there is any conflict between this Exhibit and the Lease regarding the construction of the Tenant Improvements (hereinafter defined), this Exhibit shall govern.  All capitalized terms referred to in this Exhibit shall have the same meaning provided in the Lease, except where expressly provided to the contrary in this Exhibit.

ARTICLE 1 DEFINITIONS

1.                                      Additional Definitions.  Each of the following terms shall have the following meaning:

Architect: The architectural firm selected by Tenant and approved by Landlord in its good faith discretion to prepare the “Preliminary Plans” and “Final Plans” (as such terms are hereinafter defined).

Contractor: The general contractor selected by Tenant and approved by Landlord in its sole and absolute discretion to construct the Tenant Improvements.  The general contractor must be licensed and bondable in the Commonwealth of Massachusetts.  Tenant may request that Landlord approve three (3) or more Contractors prior to competitive bidding, in which case Tenant may select any one of the Contractors approved by Landlord.

Construction Contract: The construction contract to be entered into by Tenant and its Contractor in form, scope and substance satisfactory to Tenant.

Landlord’s Fifth Floor East Wing Premises Allowance: A total amount equal to One Million One Hundred Seventy-Six Thousand Three Hundred Ninety-Five and No/100 Dollars ($1,176,395.00) to be paid by Landlord for the Construction Costs for the Tenant Improvements as provided in this Exhibit.  Any unused portion of Landlord’s Allowance shall remain the property of Landlord, and Tenant shall have no interest in said funds.  Landlord’s Fifth Floor East Wing Premises Allowance under this Exhibit may only be used for Tenant Improvements for the Fifth Floor East Wing Premises.

Landlord’s Fifth Floor East Wing Premises Space Planning Allowance: A total amount equal to Two Thousand One Hundred Thirty-Eight and 90/100 Dollars ($2,138.90) to be paid by Landlord toward the cost of the Space Planning Fees for the Fifth Floor East Wing Premises as provided in this Exhibit.  Any unused portion of Landlord’s Fifth Floor East Wing Premises Space Planning Allowance shall remain the property of Landlord, and Tenant shall have no interest in said funds.

Substantial Completion, Substantially Complete, and Substantially Completed (or similar phrase): The foregoing shall mean when the following have occurred or would have occurred but for any delay cause by Tenant:

(a)                                 Tenant has delivered to Landlord a certificate from the Architect, in a form reasonably approved by Landlord, that the Tenant Improvements have been Substantially Completed substantially in accordance with the Final Plans, except for “punch list” items which may be completed within thirty (30) days following the completion of the applicable punchlist pursuant to Section 4.2 below without impairing Tenant’s use of the Premises or a material portion thereof, and Landlord has approved of the work in its sole and absolute discretion; and

(b)                                 Tenant has obtained from the appropriate governmental authority a final certificate of occupancy (or all building permits with all inspections approved or the equivalent) and all other approvals and permits for the Fifth Floor East Wing Premises permitting Tenant’s occupancy and use of the Fifth Floor East Wing Premises for the Permitted Use under the Lease (a “Certificate of Occupancy”).

Tenant Improvements: The improvements to be constructed in the Fifth Floor East Wing Premises in accordance with the Final Plans.  Said work shall include architectural, mechanical and electrical work and life safety systems, and shall be in accordance with the criteria, procedures and schedules referred to in this Exhibit.  The Tenant Improvements shall comply in all respects with all applicable Laws.

Construction Costs: All costs, expenses, fees, taxes and charges to construct the Tenant Improvements, including, without limitation, the following:

(1)                                 surveys, reports, environmental and other tests and investigations of the site and any improvements thereon;

(2)                                 architectural and engineering fees;

(3)                                 labor, materials, equipment and fixtures supplied by the Contractor, its subcontractors and/or materialmen, including, without limitation, charges for a job superintendent and project representative;

(4)                                 the furnishing and installation of all heating, ventilation and air conditioning duct work, terminal boxes, distributing defusers and accessories required for completing the heating, ventilation and air-conditioning system in the Fifth Floor East Wing Premises, including costs of meter and key control for after-hour usage, if required by Landlord;

(5)                                 all electrical circuits, wiring, lighting fixtures, data cabling and tube outlets furnished and installed throughout the Fifth Floor East Wing Premises, including costs of meters;

(6)                                 all window and floor coverings in the Fifth Floor East Wing Premises, including, without limitation, all treatment and preparatory work required for the installation of floor coverings over the concrete or other structural floor;

(7)                                 all fire and life safety control systems, such as fire walls, wiring and accessories installed within the Fifth Floor East Wing Premises;

(8)                                 all plumbing, fixtures, pipes and accessories installed within the Fifth Floor East Wing Premises;

(9)                                 fees charged by the city and/or county where the Building is located (including, without limitation, fees for building permits and approvals and plan checks) required for the work in the Fifth Floor East Wing Premises;

(10)                          all taxes, fees, charges and levies by governmental and quasi-governmental agencies for authorization, approvals, licenses and permits; and all sales, use and excise taxes for the materials supplied and services rendered in connection with the installation and construction of the Tenant Improvements; and

(11)                          all costs and expenses incurred to comply with all Laws of any governmental authority for any work at the Fifth Floor East Wing Premises in order to construct the Tenant Improvements.

The term “Construction Costs” under this Exhibit shall not include (i) any fees, costs, expenses, compensation or other consideration payable to Tenant, or any of its officers, directors, employees or affiliates or (ii) the cost of any of Tenant’s furniture, artifacts, trade fixtures, telephone and computer systems and related facilities except as provided for above in clause (5), or equipment.  Any fees or costs referred to in clauses (i) through (ii) above shall be paid by Tenant without resort to the Landlord’s Fifth Floor East Wing Premises Allowance.

ARTICLE 2 CONSTRUCTION OF TENANT IMPROVEMENTS

2.1                               Preparation of Plans

(a)                                 Preliminary Plans.  As soon as is reasonably possible after the date of the Lease, Tenant shall submit to its Architect all additional information, including occupancy requirements for the Fifth Floor East Wing Premises (“Information”), necessary to enable the Architect to prepare preliminary plans for the Tenant Improvements showing, among other things, all demising walls, corridors, entrances, exits, doors, interior design and partition, and the locations of all display and storage rooms and bathrooms.  As soon as is commercially reasonable after the date hereof, Tenant shall cause the Architect to prepare preliminary plans for the Tenant Improvements and shall deliver two copies of same to Landlord for its review and written approval in its good faith discretion.  Within ten (10) days after receipt of the preliminary plans, Landlord shall notify Tenant in writing that (i) Landlord approves of such preliminary plans or (ii) Landlord disapproves of such preliminary plans, the basis for disapproval and the changes requested by Landlord.  Tenant shall cause the preliminary plans to be revised and shall submit the revised plans to Landlord for its review and approval as provided in this section.  After approval of the preliminary plans as provided above, the preliminary plans shall be referred to as the “Preliminary Plans.”

(b)                                 Final Plans.  Tenant shall cause the Architect to prepare final working drawings, which shall be consistent with the Preliminary Plans, compatible with the design, construction and equipment of the Building, comply with all applicable Laws, capable of logical measurement and construction, and contain all such information as may be required for obtaining all permits and other governmental approvals for the construction of the Tenant Improvements (the “Working Drawings”).  As soon as is commercially reasonable after the Preliminary Plans are approved by the parties as provided above, Tenant shall submit two copies of the Working Drawings to Landlord for its review and approval in its good faith discretion.  Within ten (10) days after receipt of the Working Drawings, Landlord shall notify Tenant in writing that (i) Landlord approves of such Working Drawings, or (ii) Landlord disapproves of such Working Drawings, the basis for disapproval and the changes requested by Landlord.  Tenant shall cause the Working Drawings to be revised and shall submit the revised Working Drawings to Landlord for its review and approval as provided in this section.  The Working Drawings approved in writing by the parties shall be referred to as the “Final Plans.”

(c)                                  General.  It is the responsibility of Tenant to assure that the Final Plans and the Tenant Improvements constructed thereunder conform to all applicable Laws.  Tenant shall submit to Landlord one (1) reproducible and four (4) prints of the Final Plans and, if applicable, an electronic unlocked version in CAD format.

2.2                               Selection and Approval of Certain Contractors.  Any subcontractor performing any work on the life safety or alarm systems or work affecting the roof shall be subject to Landlord’s prior written approval in its sole and absolute discretion and Landlord may require the Tenant use Landlord’s contractor or a specific subcontractor for any such work.  Landlord shall provide written notice of approval or disapproval within five (5) Business Days after Tenant’s request for such approval.  The construction contract shall require, among other things, that the Contractor (a) obtain and deliver to Landlord evidence of insurance required by Landlord, (b) execute, obtain and deliver to Tenant within ten (10) days after the date of Substantial Completion lien waivers from the Contractor and all of its subcontractors holding contracts in excess of $10,000 (“Major Subcontractors”) and suppliers holding contracts in excess of $10,000, and (c) monthly progress payments, with a ten percent (10%) retention until the construction is fifty (50%) complete.

2.3                               Information Provided by Landlord.  Acceptance or approval of any plan, drawing or specification, including, without limitation, the Preliminary Plans and the Final Plans, by Landlord shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency of such plans and materials and Tenant shall be solely responsible therefor.  Tenant agrees and understands that the review of all plans pursuant to the Lease or this Exhibit by Landlord is to protect the interests of Landlord in the Building, and Landlord shall not be the guarantor of, nor be responsible for, the correctness, completeness or accuracy of any such plans or compliance of such plans with applicable Laws.  Any information that may have been furnished to Tenant by Landlord or others about the mechanical, electrical, structural, plumbing or geological (including soil and sub-soil) characteristics of the Building or Project (hereinafter referred to as the “Site Characteristics”) are for Tenant’s convenience only, and Landlord does not represent or warrant that the Site Characteristics are accurate, complete or correct or that the Site Characteristics are as indicated.  Any information that has been furnished by Landlord to Tenant has been delivered on the expressed condition and understanding that Tenant will independently verify whether such information is accurate, complete or correct and not rely on such information provided by Landlord.

2.4                               No Responsibility of Landlord.  Landlord’s approval of any plans, including, without limitation, the Preliminary Plans or the Final Plans, shall not: (i) constitute an opinion or agreement by Landlord that such plans and Tenant Improvements are in compliance with all applicable Laws, (ii) impose any present or future liability on Landlord, including, without limitation, with respect to the Building’s Structure and/or Building’s Systems; (iii) constitute a waiver of Landlord’s rights hereunder or under the Lease or this Exhibit except that Landlord shall be bound by any approval given in accordance with the Lease or this Exhibit; (iv) impose on Landlord any responsibility for a design and/or construction defect or fault in the Tenant Improvements; or (v) constitute a representation or warranty regarding the accuracy, completeness or correctness thereof

2.5                               Changes.  After approval of the Preliminary Plans or Final Plans by Landlord and Tenant, any changes in the Preliminary Plans or Final Plans shall require the prior written consent of Landlord which shall not be unreasonably withheld, delayed or conditioned and the parties shall follow the same process as was required under Section 2.1 for approval of plans.  Any change requested by Tenant that is approved in writing by Landlord shall be prepared by the Architect and shall be subject to the review and approval of Landlord’s architect which shall not be unreasonably withheld, delayed or conditioned.  The cost of such changes, including the cost to revise such plans, obtain any additional permits and construct any additional improvements required as a result thereof, and the cost for materials and labor, shall be included as part of the Construction Costs for the Tenant Improvements.

2.6                               Construction Budget for Tenant Improvements.  After approval of the Final Plans by Landlord and Tenant as provided above, Tenant shall prepare a detailed estimate of the Construction Costs for the Tenant Improvements (the “Construction Budget”).  Tenant shall deliver a copy of the Construction Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.

2.7                               Building Permits and Approvals.  Not later than fifteen (15) days after approval by Landlord and Tenant of the Final Plans and Construction Budget as provided above, Tenant or its Contractor shall submit the Final Plans to the appropriate governmental body for plan checking and all building permits and other governmental and quasi-governmental approvals.

2.8                               Conduct of Work.  Tenant shall confine the construction activity to within the Fifth Floor East Wing Premises as much as possible and shall work in an orderly manner removing trash and debris from the Fifth Floor East Wing Premises on a daily basis.  At no time will pipes, wires, boards or other construction materials cross public areas where harm could be caused to the public.  All such work shall be undertaken in strict compliance with all applicable

Laws and this Lease.  If Tenant fails to comply with these requirements, Landlord shall have the right, but not the obligation, to cause remedial action (at Tenant’s cost) as deemed necessary by Landlord to protect the public.  Tenant shall complete construction of the Tenant Improvements free and clear of all liens, security interests and encumbrances of any kind.

(a)           Pre-construction Submittals to Landlord.  Prior to the commencement of construction, Tenant shall submit the following items to Landlord:

(1)           A certificate setting forth the proposed commencement date of construction and the estimated completion dates of construction work, fixturing work and projected date of Substantial Completion;

(2)           Certificates of all insurance required under the Lease and this Exhibit; and

(3)           Copies of all building permits, and all other permits and approvals required by governmental agencies to construct the Tenant Improvements;

(b)           Delays.  Tenant shall, with reasonable diligence, prosecute construction of the Tenant Improvements to complete all work by the Commencement Date.  Any delay in completing such work, including any delay as a result of governmental delays, force majeure and other events beyond the control of Tenant, excepting only acts or failures to act of Landlord or persons claiming under Landlord shall not extend or delay the time for the commencement of payment Rent or any other sum under the Lease.

(c)           Correction of Work.  Landlord may reject any portion of the Tenant Improvements which is not in material conformity with the Final Plans.  Landlord shall not be responsible for correcting the portions of the Tenant Improvements which were defective or not in compliance with the Final Plans; all such work shall be the responsibility of Tenant at its sole cost and expense.

2.9          Copy of Record set of Plans.  At the conclusion of construction: (i) Tenant shall cause the Architect and Contractor (A) to update the Final Plans as necessary to reflect all changes made to the Final Plans during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a Certificate of Occupancy for the Fifth Floor East Wing Premises; and (ii) Tenant shall deliver to Landlord a copy of all signed building permits and certificates of occupancy, and all warranties, guaranties, and operating manuals and information relating to the improvements, equipment and systems in the Premises.

2.10        Tenant’s Parties and Insurance.  The Contractor and all subcontractors, laborers, materialmen, and suppliers used by Tenant collectively shall be referred to in this Exhibit C as “Tenant’s Parties”.

(a)           Indemnity.  Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Parties, or any one directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.

(b)           Requirements of Tenant’s Parties.  Each of Tenant’s Parties shall guarantee to Tenant and shall be requested to also guarantee for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Each of Tenant’s Parties shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors, and (ii) the date when the Tenant Improvements have been Substantially Completed.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or Common Areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to material or workmanship of or with respect to the Tenant Improvements shall be contained in the construction contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of Tenant and shall be requested to inure to the benefit of Landlord, as their respective interests may appear, so as to be directly enforced by either.

(c)           Insurance Requirements.  In addition to the insurance requirements set forth in the Lease, Tenant shall comply with the following requirements:

(1)           General Coverages.  All of Tenant’s Parties shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(2)           Special Coverage.  Tenant’s Contractor, or in the case of a construction management contract Tenant’s Major Subcontractors shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require.  Such insurance shall be in amounts and shall include such extended coverage endorsements including the requirement that all of Tenant’s Parties shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(3)           General Terms.  Certificates for all insurance carried pursuant to the foregoing sections shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense.  Tenant’s Parties shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for six (6) years following completion of the work and acceptance by Landlord and Tenant.  All policies carried under this section shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Parties.  All insurance, except Workers’ Compensation, maintained by Tenant’s Parties shall preclude or waive subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease or this Exhibit.

2.11        Labor Matters.  Tenant shall perform or cause Tenant’s Contractor to perform all work in the making and/or installation of any repairs, alterations or improvements in a manner so as to avoid any labor dispute which causes or is likely to cause stoppage or impairment of work or delivery service or any other services in the Project.  In the event there shall be any such stoppage or impairment as the result of any such labor dispute or potential labor dispute caused by Tenant’s Contractor, Tenant shall immediately undertake such actions as may be necessary to eliminate such dispute or potential dispute, including, but not limited to, (a) removing all disputants from the job site until such time as the labor dispute no longer exists, (b) seeking an injunction in the event of a breach of contract between Tenant and Tenant’s contractor, and (c) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.

2.12        Temporary Facilities During Construction.  Tenant shall obtain in its name and pay for all temporary utility facilities, and the removal of debris, as necessary and required in connection with the construction of the Tenant Improvements.  Storage of Tenant’s contractors’ construction material, tools, equipment and debris shall be confined to the Premises and any other areas which may be designated for such purposes by Landlord.  Landlord shall not be responsible for any loss or damage to Tenant’s and/or Tenant’s contractors’ equipment.  In no event shall any materials or debris be stored in the malls or service or exit corridors of the Project.

2.13        Miscellaneous.  The Tenant Improvements shall be subject to the inspection and approval of Landlord and its supervisory personnel.  All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship.

2.14        Construction Management Fee.  Landlord, or an agent of Landlord, shall provide construction management services in connection with the construction of the Tenant Improvements and the change orders.  Such construction management services shall be performed for a fee (the “Construction Management Fee”) equal to one percent (1%) of the amount of the Construction Costs for the Tenant Improvements, including the costs of any permits and approvals associated therewith.  Landlord shall deduct from Landlord’s Fifth Floor East Wing Premises Allowance and pay its agent the amount of Construction Management Fee on a monthly basis prorated over the duration of construction of the Tenant Improvements.  Tenant shall be responsible for payment of the Construction Management Fee to the extent Construction Costs exceed the Landlord’s Fifth Floor East Wing Premises Allowance.

ARTICLE 3 PAYMENT OF CONSTRUCTION COSTS

3.1          Payment of Construction Costs.  Tenant shall pay for the Construction Costs for the Tenant Improvements, except as provided in the next sentence.  Landlord shall only be responsible to Tenant for payment of the Construction Costs for the Tenant Improvements up to the lesser of the (a) actual Construction Costs for the Tenant Improvements, and (b) amount of the Landlord’s Fifth Floor East Wing Premises Allowance (the lesser of (a) and (b) shall be referred to herein as “Landlord’s Maximum Construction Cost Obligation”).  If the aggregate Construction Costs for the Tenant Improvements are greater than Landlord’s Maximum Construction Cost Obligation, then Tenant shall be solely responsible for such additional costs above Landlord’s Maximum Construction Cost Obligation.

3.2          Payment By Landlord of Landlord’s Allowance.

(a)           Payment by Landlord of Landlord’s Allowance.  So long as there shall not then be an Event of Default of Tenant under the Lease and the below conditions for each installment of the Landlord’s Fifth Floor East Wing Premises Allowance are satisfied as set forth below, the Landlord’s Fifth Floor East Wing Premises Allowance shall be disbursed by Landlord, based upon requests for payment submitted by Tenant upon receipt of then appropriate invoices and forms required and submitted by Tenant not more often than once per month (except if applicable, in the case of the final disbursement of the Landlord’s Fifth Floor East Wing Premises Allowance); provided, however, that in no event shall Landlord be obligated to disburse to Tenant in the aggregate for Construction Costs for the Tenant Improvements more than Landlord’s Maximum Construction Cost Obligation.  Each request for payment by Tenant shall be accompanied by a written certification satisfactory to Landlord by the Architect that all work up to the date of the request for payment has been completed in accordance with the Schedule of Values contained in Tenant’s construction contract(s) with the Contractor, along with releases (partial or complete) of liens from all of Tenant’s contractors and subcontractors for all work performed and materials furnished up to the date of Tenant’s immediately prior request for payment (and Tenant’s final request for payment shall also be accompanied by the applicable items required below under clause (b) of this Section 3.2 below), along with any other supporting documentation reasonably required by Landlord in connection therewith and the calculation of retainage provided for in the construction contract.  Upon receipt of each applicable complete payment request by Tenant, Landlord shall pay to Tenant, within twenty-one (21) days after submission of such complete payment request to Landlord, the amount of such request for payment; provided, however, that Landlord’s aggregate obligation to pay for such requests for payment shall in no event exceed Landlord’s Maximum Construction Cost Obligation less any retainage withheld pursuant to the Construction Contract.  Upon final completion of the Tenant Improvements and receipt by Landlord of the items required under clause (b) of this Section 3.2 below, Landlord shall pay to Tenant, within twenty-one (21) days following Tenant’s written request, the remaining unadvanced retainage portion of Landlord’s Maximum Construction Cost Obligation; provided, however, that the retainage shall not have to be released by Landlord until the punchlist items have been completed as provided in Section 4.2 below.  Any and all costs for the construction of the Tenant Improvements in excess of the Landlord’s Maximum Construction Cost Obligation shall be paid by Tenant to the Contractor and other applicable contractors, subcontractors, and material suppliers.  Landlord reserves the right to make any payment (or portion thereof) of Landlord’s Maximum Construction Cost Obligation payable jointly to Tenant and the Contractor (or subcontractor or supplier) or directly to the Contractor or any subcontractor or supplier.

(b)           The final disbursement of Landlord’s Maximum Construction Cost Obligation by Landlord shall be subject to Tenant delivering to Landlord: (i) the final Certificate of Occupancy for the Fifth Floor East Wing Premises, (ii) copies of all applicable building permits and inspection approvals reflecting final sign-off by the local governmental authority with respect to the Tenant Improvements, (iii) a copy of the as-built Final Plans for the Tenant Improvements, (iv) unconditional lien waivers from the Contractor and all Major Subcontractors and suppliers for the Tenant Improvements and Tenant’s furniture, fixture and equipment in the Premises, (v) receipt of the Architect’s certificate for the Tenant Improvements referred to in the definition of Substantial Completion in this Exhibit.

(c)           In no event shall Landlord be obligated to reimburse any portion of the Landlord’s Maximum Construction Cost Obligation that Tenant requests from Landlord after January 31, 2018.

3.3          Payment by Landlord of Landlord’s Space Planning Allowance.  So long as there shall not then be an Event of Default of Tenant under the Lease, within sixty (60) days following Landlord’s receipt of invoices evidencing such Space Planning Fees, Landlord shall reimburse Tenant for the Space Planning Fees actually incurred by Tenant up to an amount not to exceed the Landlord’s Fifth Floor East Wing Premises Space Planning Allowance.

ARTICLE 4 GENERAL PROVISIONS

4.1          Bonds.  Upon the request of Landlord prior to commencing construction of the Tenant Improvements, Tenant shall deliver to Landlord certified copies of a payment and performance bond issued by a surety company authorized to do business in the Commonwealth of Massachusetts in a principal amount not less than the full amount of the Construction Costs, issued on behalf of Tenant’s Contractor, naming Tenant and Landlord (and if requested by Landlord, Landlord’s Mortgagee under any Mortgage or other financing instrument affecting the Project or any portion thereof) as dual obligees.  Notwithstanding the delivery by Tenant of such bond, Tenant shall pay promptly for all labor and materials supplied to Tenant in connection with the construction of the Tenant Improvements, shall not cause or permit any liens for such labor or materials to attach to the Land or the Building, and shall bond or discharge any such lien which may be filed or recorded except for any lien caused by any action of Landlord or any person claiming under Landlord within fifteen (15) days after Tenant receives actual notice of such filing or recording.

4.2          Completion of Punchlist Items.  In or within seven (7) Business Days following Substantial Completion of the Tenant Improvements, the parties shall schedule a meeting(s) to jointly inspect the Fifth Floor East Wing Premises and the Tenant Improvements in order to identify those incomplete items or unfinished details that will be part of the punch list for the

Tenant Improvements.  Such punch list items shall be completed by Tenant as soon as practicable thereafter and in any event not later than thirty (30) days following the completion of the applicable punchlist (except for such item(s) that, by its nature or due to circumstances beyond the reasonable control of the party charged with doing such work, cannot be completed within such 30 day period).

4.3          Tenant’s Representative.  Tenant hereby authorizes Mark Hopkins of Winstanley Construction, 150 Baker Avenue, Concord, MA, as Tenant’s representative to act on its behalf and represents its interests with respect to all matters which pertain to the construction of Tenant Improvements, and to make decisions binding upon Tenant with respect to such matters.

EXHIBIT D

EXTENSION OPTION FOR FIFTH FLOOR EAST WING PREMISES

So long as there shall not then be an Event of Default under this Lease, Tenant may extend the term of the Lease for the Fifth Floor East Wing Premises beyond the expiration of Fifth Floor East Wing Premises Original Term (i.e., beyond January 31, 2024) for one (1) additional period of five (5) years (the “Fifth Floor East Wing Premises Extension Term”), by delivering written notice of the exercise thereof to Landlord not later than twelve (12) months (nor earlier than eighteen (18) months) before the expiration of the Fifth Floor East Wing Premises Original Term.  The Base Rent payable for each month during the Fifth Floor East Wing Premises Extension Term shall be the prevailing rental rate (the “Prevailing Rental  Rate”), at the commencement of the Fifth Floor East Wing Premises Extension Term, for renewals of space in Cambridge, Massachusetts of equivalent quality, size, utility and location, taking into account prevailing concessions including, but not be limited to, tenant improvements, tenant improvement allowances, rental abatement, the length of the Fifth Floor East Wing Premises Extension Term, size of the premises, condition of the premises, escalation charges, location of the premises, location and age of the building, free rent periods, brokerage commissions and lease term.  Within fourteen (14) days after receipt of Tenant’s notice to extend, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered.  Tenant shall, within twenty-one (21) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate (“Tenant Notice”).  If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the Fifth Floor East Wing Premises Extension Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(a)                                 Base Rent shall be adjusted to the Prevailing Rental Rate;

(b)                                 Tenant shall have no further extension option unless expressly granted by Landlord in writing; and

(c)                                  Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

If Tenant rejects Landlord’s determination of the Prevailing Rental Rate, then the Base Rent payable for each month during the Fifth Floor East Wing Premises Extension Term (“Fair Market Rent”) shall be established by appraisal in the following manner.  By not later than the thirtieth (30th) day after the Tenant Notice, Landlord and Tenant shall each appoint one (1) qualified appraiser (as hereinafter defined) and the two (2) qualified appraisers so appointed shall determine the Fair Market Rent within thirty (30) days following their appointment.  As used herein, the term “qualified appraiser” shall mean any independent person (a) who is employed by an appraisal or brokerage firm of recognized competence in the greater Boston area and (b) who has not less than ten (10) years’ experience in commercial office leasing with respect to, or in

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appraising and valuing properties of, the general location, type and character as the Premises.  If either Landlord or Tenant fails to appoint a qualified appraiser within said thirty (30) day period, then the other party shall have the power to appoint the qualified appraiser for the defaulting party.  If said qualified appraisers are unable to agree on the Fair Market Rent within said thirty (30) day period, then they jointly shall appoint a third qualified appraiser within ten (10) days of the expiration of such thirty (30) day period.  If the first two appraisers shall fail to appoint a third appraiser within such ten (10) day period, either appraiser may request the President of the Boston Bar Association to appoint the third appraiser.  Within thirty (30) days after the appointment of the third appraiser, all three qualified appraisers shall meet and determine the Fair Market Rent.  If all three qualified appraisers are unable unanimously to agree upon the Fair Market Rent, then the first two qualified appraisers simultaneously shall deliver their final Fair Market Rent numbers to the third qualified appraiser, and the third qualified appraiser shall select the number as the Fair Market Rent number that is closest to the Fair Market Rent number determined by the third appraiser, and the Fair Market Rent so selected shall be conclusive and binding upon the Landlord and Tenant.  Each party shall bear the cost of its qualified appraiser, and the cost of the third qualified appraiser shall be borne equally between the parties.  Until such time as the Fair Market Rent is so determined, from and after the commencement date of the Extension Term, Tenant shall pay Base Rent at the average of Landlord’s and Tenant’s appraisers’ designations of fair market rent, with an appropriate retroactive adjustment once the Fair Market Rent has been determined.

Tenant’s rights under this Exhibit D shall terminate if (1) this Lease or Tenant’s right to possession of the Fifth Floor East Wing Premises is terminated, (2) Tenant assigns any of its interest in the Lease or sublets more than fifty percent (50%) of the Premises, or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.

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